Exhibit 4.38

ΙΔΙΩΤΙΚΟ ΣΥΜΦΩΝΗΤΙΚΟ ΜΙΣΘΩΣΗΣ

Στην Βούλα σήμερα την 1η Ιουνίου, 2011 μεταξύ:

α) της εταιρείας περιορισμένης ευθύνης με την επωνυμία ΓΡΑΝΙΤΗΣ ΓΛΥΦΑΔΑ ΡΙΑΛ ΕΣΤΕΙΤ ΕΤΑΙΡΕΙΑ ΠΕΡΙΟΡΙΣΜΕΝΗΣ ΕΥΘΥΝΗΣ» και διακριτικό τίτλο «ΓΡΑΝΙΤΗΣ ΓΛΥΦΑΔΑ» με έδρα στον Δήμο Βούλας στην Λεωφ. Βασ. Παύλου 102-104 στην Βούλα, με ΑΦΜ 998482632 που εκπροσωπείται για την υπογραφή του παρόντος από την Μαρία Στεφάνου, (εφ' εξής καλούμενη η «Εκμισθώτρια»),

και

β) της εταιρείας με την επωνυμία BOX SHIPS INC. που εδρεύει στο Majuro των Marshall Islands, έχει εγκαταστήσει γραφεία στην Ελλάδα επί της Λ. Καραμανλή 15, στην Βούλα, δυνάμει των ΑΝ 378/68, Ν.27/75 814/78 και 2234/94 όπως ισχύουν σήμερα και εκπροσωπείται νόμιμα από τον Γεώργιο Σκριμιζέα, κάτοικο Γλυφάδας, Δασκαρόλη 35-37 ΤΚ 16675, κάτοχο δελτίου ταυτότητας με αριθ. ΑΕ08356 και με ΑΦΜ 035237250 ΔΟΥ Γλυφάδας (εφ' εξής καλούμενη η «Μισθώτρια»), συμφωνούνται και γίνονται αμοιβαία αποδεκτά τα επόμενα:

Η Εκμισθώτρια έχει στην πλήρη και αποκλειστική της κυριότητα, νομή και κατοχή διάφορες οριζόντιες ιδιοκτησίες ενός κτιρίου που έχει ανεγερθεί σε οικόπεδο που βρίσκεται στην θέση Βούλα Αττικής και επί της Λεωφόρου Καραμανλή αριθμός 15, πρώην Αλκυονίδων και Δωδεκανήσου,

Μεταξύ των οριζοντίων ιδιοκτησιών αυτών είναι και οι εξής:

Η με στοιχεία Α-1 ΑΙΘΟΥΣΑ του πρώτου πάνω από το ισόγειο ορόφου επιφανείας 192,51 τ.μ η οποία χάριν συντομίας στο παρόν θα αποκαλείται το «μίσθιο»

ΗΔΗ με το παρόν η Εμισθώτρια εκμισθώνει στην Μισθώτρια τμήμα του μισθίου 50τμ με τους ακόλουθους όρους και συμφωνίες:

1. Η διάρκεια της μίσθωσης συμφωνείται για 1 (ένα) χρόνο Αρχίζει την 1η Ιουνίου 2011 και λήγει την 31 Μαΐου 2012.

2. Το μηνιαίο μίσθωμα συμφωνείται στο ποσό των ευρώ € 500 και θα είναι προκαταβλητέο την πρώτη εβδομάδα κάθε μισθωτικού μηνός εις χείρας της Εκμισθώτριας. Μετά την λήξη του μισθωτικού χρόνου μίσθωσης, σε περίπτωση ανανέωσης της μίσθωσης το μίσθωμα θα αναπροσαρμόζεται κατά το ποσοστό αύξησης του τιμαρίθμου του κόστους ζωής, όπως αυτό καθορίζεται από την Ε.Σ.Υ.Ε. για τους αμέσως προηγούμενους δώδεκα μήνες. Η Μισθώτρια θα βαρύνεται και με την καταβολή χαρτοσήμου εκ 3,6% επί του μηνιαίου μισθώματος.
Η Μισθώτρια θα βαρύνεται επίσης αναλογικά με την καταβολή των δαπανών για τα κοινόχρηστα στο σύνολό τους, σύμφωνα με τους λογαριασμούς διαχείρισης, την κατανάλωση ηλεκτρικού ρεύματος, νερού και τηλεφώνου.

3 Το μίσθιο θα χρησιμοποιηθεί ως επαγγελματική στέγη και συγκεκριμένα για την στέγαση των διοικητικών υπηρεσιών και υπηρεσιών εκπαίδευσης και επιμόρφωσης των στελεχών και υπαλλήλων της Μισθώτριας και άλλων θυγατρικών, αδελφών και συνεργαζομένων εταιρειών.

4. Για την ακριβή εκπλήρωση των όρων της μίσθωσης αυτής, η Μισθώτρια κατέθεσε σήμερα άτοκα στα χέρια της Εκμισθώτριας, η οποία και παρέλαβε ως εγγύηση, το ποσό των € 1.000 δηλαδή την αναλογία δύο (2) μηνιαίων μισθωμάτων, θα παραμείνει δε στα χέρια της Εκμισθώτριας μέχρι την λήξη ή την με οποιονδήποτε τρόπο λύση της παρούσας μίσθωσης

5. . Ρητά απαγορεύεται ο συμψηφισμός της εγγύησης στα τρέχοντα μισθώματα, όπως και στα τελευταία, θα δικαιούται δε η Μισθώτρια, να την αναλάβει μετά τη λήξη ή τη λύση της μίσθωσης και την ακριβή εκπλήρωση όλων των όρων αυτού του συμφωνητικού.

6. Απαγορεύεται η σιωπηρή αναμίσθωση ή με οποιοδήποτε τρόπο παράταση ή συνέχιση της διάρκειας της μίσθωσης, εκτός εάν αυτή προκύπτει από γραπτή συμφωνία των συμβαλλομένων.

7. Κάθε τροποποίηση των όρων και συμφωνιών αυτού του συμφωνητικού αποδεικνύεται έγγραφα και αποκλείεται κάθε άλλο αποδεικτικό μέσο και αυτός ο όρκος.
8. Ο,τιδήποτε δεν προβλέπεται από το παρόν ιδιωτικό συμφωνητικό θα ρυθμίζεται σύμφωνα με τις εκάστοτε ισχύουσες διατάξεις περί επαγγελματικής στέγης.

9. Αρμόδια δικαστήρια για την επίλυση κάθε διαφοράς από το παρόν είναι τα δικαστήρια της Αθήνας.

Το μισθωτήριο αυτό συντάχθηκε σε τρία (3) αντίγραφα, πήραν από ένα τα μέρη που συμβάλλονται και το τρίτο θα κατατεθεί στην αρμόδια Δ.Ο.Υ., υπογράφεται δε όπως πιο κάτω.

ΟΙ ΣΥΜΒΑΛΛΟΜΕΝΟΙ

Η ΕΚΜΙΣΘΩΤΡΙΑ	**Η ΜΙΣΘΩΤΡΙΑ**
ΓΡΑΝΙΤΗΣ ΓΛΥΦΑΔΑ ΡΙΑΛ ΕΣΤΕΙΤ ΕΠΕ	**BOX SHIPS INC.**
------------------------------	------------------------------
ΜΑΡΙΑ ΣΤΕΦΑΝΟΥ	**ΓΕΩΡΓΙΟΣ ΣΚΡΙΜΙΖΕΑΣ**

Translation of the Lease Agreement

In Voula this 1st day of June, 2011, it has been agreed between:

a)	GRANITIS GLYFADA REAL ESTATE COMPANY LIMITED, a company limited by shares, domiciled in Voula at 102-104 Vas. Pavlou Street, with VAT No. 998482632, represented by Maria Stefanou (hereinafter called the “Landlord”)

and

b)	Box Ships Inc. a Marshall Islands Corporation with domicile in Majuro, Marshall Islands, who has established a branch office in Greece, under law 378/68, 27/75, 614/78 and 2234/94 with address at 15 Karamanli Ave. Voula, represented by George Skrimizeas, resident of Glyfada, 35-37 Daskaroli Street, 16675, holder of the ID No. AE 08356 with VAT No. 035237250 of Glyfada Tax Office (hereinafter called the “Tenant”) has ben mutually agreed the following:

Whereas the Landlord is the owner of a building situated in Voula, Attica at 15 Karamanli Ave. ex Alcyonidon Streety, ex Vas. Georgiou B and Dodekanisou Street, constituted of various premises, amongst which are the following:

An open space A-1 on the first floor of 192,51 (hereinafter called the “premises”)

Now therefore the Landlord lets and the Tenant takes on lease part of the premises of 50sq under the following terms and conditions:

1) The term is agreed for 1(one) year starting as of the 1st June 2011 and terminating on the 31st May 2012.

2) The monthly rent agreed is € 500 and is payable in advance by the first week of each month. In the event this lease agreement is renewed upon expiry, the current rent will be increased commensurate with inflation by reference to the Greek Official Inflation rate for the previous year, as published by the Greek national Statistical Office.

The Tenant shall also pay stamp duty at 3,6% of the rent per month.

The Tenant will also bear all operational expenses, utilities, sewage, use of the telephone, electricity, water supply and any taxes and stamp duties imposed on them.

3 - the tenant shall use the premises solely as their office and for hosting the administration services and the services of its subsidiaries and associates only.

4 - the Tenant has today deposited with the Landlord the amount of € 1.000 (i.e. an amount representing two months’ rent) as guarantee for the correct fulfillment of the terms of this contract. This amount shall remain with the Landlord until the termination of this contract. The Tenant is not allowed to settle this deposit guarantee against payment of any outstanding rent. It will be reimbursed to the Tenant after the termination of this contract interest free and only upon the fulfillment of all the obligations of the latter under the contract.

5 - Any renewal or extension of this lease agreement will be made only in writing otherwise it will be considered null and void.

6. .- Any amendment to this contract will be made only in writing.

7.- Any term or agreement not provided herein it will be regulated by the provisions of the law in force about the lease of premises for business use.

8.	The parties shall refer any dispute to the competent courts of Athens

This agreement has been made in 3 originals, one for each party and the third for registration purposes with the competent tax office and is signed as follows:

THE PARTIES

THE LANDLORD	THE TENANT
GRANITIS GLYFADA REAL ESTATE LTD	BOX SHIPS INC.

SIGNATURES :

MARIA STEFANOU	GEORGE SKRIMIZEAS